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                                                                      Exhibit 23

                             Accountants' Consent

The Board of Directors and Stockholders
Trimeris, Inc.

We consent to incorporation by reference in the Registration Statements (No. 333-66401 and No. 333-44147) on Forms S-8 and the Registration Statements (No. 333-31662 and No. 333-60724) on Forms S-3 of Trimeris, Inc. of our report dated March 23, 2001, with respect to the balance sheets of Trimeris, Inc. as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and for the cumulative period from the date of inception to December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K/A of Trimeris, Inc.

As discussed in Note 1 to the financial statements, the Company has restated its 1998 statements of operations, stockholders' equity, and cash flows, and its 1999 financial statements.

KPMG LLP

Raleigh, North Carolina
July 23, 2001